EXHIBIT 99.1

NEWS	Contact: Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES ELECTION OF

CLAY WILLIAMS AS PRESIDENT & CHIEF EXECUTIVE OFFICER

HOUSTON, TX, February 27, 2014 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that Clay C. Williams has been appointed President and Chief Executive Officer of the Company effective immediately.

The Company has previously announced that Merrill A. “Pete” Miller, Jr. would step down as Chairman and Chief Executive Officer contemporaneous with the completion of its announced plan to spin off its Distribution Business to its shareholders as an independent, publicly traded company. Mr. Miller elected to step down early as Chief Executive Officer, but will remain as Executive Chairman. Mr. Miller will step down as the Company’s Executive Chairman simultaneous with the completion of the spin off in order to become the Executive Chairman of that publicly traded distribution company.

Mr. Williams has served as a member of the Company’s Board of Directors since November 2013 and as the Company’s President and Chief Operating Officer since December 2012. He previously served as the Company’s Executive Vice President and Chief Financial Officer.

Pete Miller stated, “I elected to step down early as Chief Executive Officer in order to smooth the transition. I am confident that NOV has the right leadership for the future and I felt that it was important to let Clay and his team start as soon as possible. I look forward to working with Clay and the management team as the Company’s Executive Chairman.”

Clay Williams remarked that “Pete has built an incredible organization at National Oilwell Varco, one that has benefitted our customers, suppliers, employees and shareholders. He has been an inspiring leader for our team, and I look forward to building upon the traditions of diligence and excellence that have been created here.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

EXHIBIT 99.1

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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